CONSOLIDATED BALANCE SHEETS

						December 30,     December 31,
(Dollars in Thousands)                              2001            2000
						------------     ----------
ASSETS

Current Assets:

Cash and Cash Equivalents                        $  20,891       $  10,100

Accounts Receivable, Less Allowance for
  Doubtful Accounts of $1,363 and $1,804            27,460          35,067

Accounts Receivable, Joint Ventures                  5,123          11,198

Inventories:

       Raw Materials                                10,003          12,702

       In-Process and Finished                      16,805          19,145

       Less LIFO Reserve                            (1,433)         (1,424)
						 ----------      ----------
		 Total Inventories                  25,375          30,423

Current Deferred Income Taxes 		             5,041           5,000

Other Current Assets                                 1,026           1,061
						 ----------      ----------
		 Total Current Assets               84,916          92,849
						 ----------      ----------
Property, Plant and Equipment, Net of
  Accumulated Depreciation of
    $90,015 and $78,319                              98,454         94,199

Investments in Unconsolidated
	Joint Ventures                               16,116         11,577

Penison Assets                                        6,308          6,407

Goodwill and Other Intangible Assets                 13,588         14,068

Other Assets                                          4,427          2,414
						 -----------     ----------
		  Total Assets                    $ 223,809       $ 221,514
						 ===========     ==========

						 December 30,     December 31,
(Dollars in Thousands)                              2001             2000
						 -----------      ----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

Accounts Payable                                  $  12,009       $  12,418

Accrued Employee Benefits
     and Compensation                                 6,974          12,830

Accrued Income Taxes Payable                          6,337           5,554

Taxes, Other than Federal
     and Foreign Income                                 441           1,643

Other Accrued Liabilities                             3,931           6,300
						  ----------       ---------
	     Total Current Liabilities               29,692          38,745
						  ----------       ---------
Long-Term Debt                                        1,315           9,116

Noncurrent Deferred Income Taxes                      8,152           8,626

Noncurrent Pension Liability                         12,371           9,676

Noncurrent Retiree Health Care and Life
     Insurance Benefits                               6,052           5,990

Other Long-Term Liabilities                           3,165           3,548

Shareholders' Equity:
  Capital Stock, $1 Par Value (Notes A & H):
    Authorized Shares 50,000,000; Issued
      Shares 15,739,184 and 15,485,570               15,739          15,486

  Additional Paid-In Capital                         35,351          32,262

  Retained Earnings                                 129,438         113,704

  Accumulated Other Comprehensive
     Income (Loss),
	Net of Tax (Note H)                         (4,030)          (2,203)

  Treasury Stock
    (382,900 shares for both years)(Note A)        (13,436)         (13,436)

						 ----------        ---------
    Total Shareholders' Equity                     163,062          145,813
						 ----------        ---------
    Total Liabilities and Shareholders'
	    Equity                               $ 223,809         $ 221,514
						 =========         =========

The accompanying notes are an integral part of the consolidated financial statements.
			        25

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Amounts)

					  2001          2000          1999
				       ----------    ----------    ----------
Net Sales                               $ 216,037     $ 248,215     $ 247,839

       Cost of Sales                      149,179       165,710       175,964
       Selling and Administrative
	    Expenses                       39,247        40,529        36,735
       Acquistion/Restructuring
            Costs (Notes I & K)             1,995            --            --
       Research and Development
	    Expenses                       12,570        12,493        10,791
				       ----------      --------      --------
Total Costs and Expenses                  202,991       218,732       223,490
				       ----------      --------      --------
Operating Income                           13,046        29,483        24,349

       Other Income less
	  Other Charges                     7,953         7,838         1,626
       Interest Income (Expense), Net        (20)           313          (98)
				       ----------     ---------      --------
Income Before Income Taxes                 20,979        37,634        25,877

      Income Taxes                          5,245        10,914         7,246
				       ----------     ---------      --------
Net Income                              $  15,734     $  26,720     $  18,631
				       ==========     =========      ========
Net Income Per Share (Notes A & H):
      Basic                             $    1.03     $    1.79     $    1.24
				       ----------     ---------      --------
      Diluted                           $     .98     $    1.69     $    1.19
				       ----------     ---------      --------
Shares Used in Computing (Notes A & H):

      Basic                            15,274,479    14,896,227    15,055,034
				       ----------    ----------    ----------
      Diluted                          16,001,965    15,848,736    15,642,844
				       ----------    ----------    ----------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


(Dollars in
Thousands,                                         Accumulated
 Except                                            Other Com-
 Capital                       Additional          prehensive         Share-
 Stock              Capital    Paid-In   Retained  Income   Treasury  holders'
 Amounts)           Stock      Capital   Earnings  (Loss)   Stock     Equity
		    ----------------------------------------------------------
Balance at
  January 3,
    1999            $15,248,132  $ 25,705  $ 68,353  $ 1,348  $ (423) $110,231
		    ----------------------------------------------------------
Comprehensive
 Income:
  Net Income for
    1999                                     18,631                     18,631
  Other
     Comprehensive
       Income (Loss)                                    (910)            (910)
  			 				           -----------
  Total
   Comprehensive
    Income                                                              17,721

Stock Options
 Exercised              171,778       781                                  953
Stock Issued
 to Directors            15,468       283                                  299
Shares Reacquired
 and Cancelled         (17,726)     (206)                                (224)
Tax Benefit on
 Stock Options
  Exercised                           450                                  450
Treasury Stock
 Acquisitions
  (370,100 Shares)                                           (13,013) (13,013)
Stock Split
 Impact on
  Treasury Stock       (370,100)      370
		     ----------------------------------------------------------
Balance at
 January 2,
  2000              $15,047,552  $ 27,383  $ 86,984  $ 438  $(13,436) $116,417
		     ----------------------------------------------------------
Comprehensive
 Income:
  Net Income
   for 2000                                  26,720                     26,720
  Other
   Comprehensive
    Income(Loss)                                      (2,641)          (2,641)
				  		 		      --------
  Total
   Comprehensive
    Income                                                              24,079

Stock Options
 Exercised              513,511      3,120                               3,633
Stock Issued
 to Directors            12,993      1,000                               1,013
Shares Reacquired
 and Cancelled         (88,486)    (2,848)                             (2,936)
Tax Benefit on
 Stock Options
  Exercised                          3,607                               3,607
		    ----------------------------------------------------------
Balance at
 December 31,
  2000              $15,485,570  $ 32,262  $113,704 $(2,203) $(13,436)$145,813
		    ----------------------------------------------------------
Comprehensive
 Income:
  Net Income
   for 2001                                  15,734                     15,734
  Other
   Comprehensive
    Income(Loss)                                     (1,827)           (1,827)
			 					       -------
  Total
   Comprehensive
    Income                                                              13,907

Stock Options
 Exercised               307,051    2,519                                2,826
Stock Issued
 to Directors             11,571      459                                  470
Shares Reacquired
 and Cancelled          (65,008)  (2,032)                              (2,097)
Tax Benefit on
 Stock Options
  Exercised                         2,143                                2,143
		    ----------------------------------------------------------
Balance at
 December 30,
  2001              $15,739,184 $ 35,351 $129,438  $(4,030) $(13,436) $163,062

		    ==========================================================

The number of shares is equal to the dollar amount of the capital stock ($1 par value).

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)
CASH FLOWS PROVIDED BY (USED IN)
  OPERATING ACTIVITIES:                    2001           2000           1999
				   -------------------------------------------
Net Income                          $    15,734    $    26,720    $    18,631
Adjustments to Reconcile
 Net Income
  to Cash Provided by Operating
   Activities:
      Depreciation and Amortization      13,712         12,507         10,375
      (Benefit) Expense for Deferred
	 Income Taxes                     (395)          3,299          (577)
      Equity in Undistributed Income of
	 Unconsolidated Joint
	  Ventures, Net                 (3,123)        (5,945)        (1,897)
      (Gain) Loss on Disposition
         of Assets                        (103)            546            304
      Noncurrent Pension and Postretirement
	 Benefits                         1,489          1,215            441
      Other, Net                          (584)            376            247
      Changes in Operating Assets and
	 Liabilities Excluding Effects of
	 Acquisition and Disposition
	 of Assets:
	    Accounts Receivable         13,158        (11,946)            264
	    Inventories                  4,771         (7,465)        (1,261)
	    Prepaid Expenses                14           (436)          (233)
	    Accounts Payable and
	      Accrued Expenses         (5,658)           4,843          6,203
				     ------------------------------------------
		   Net Cash Provided by
		     Operating
		       Activities       39,015          23,714         32,497


CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:

Capital Expenditures                   (18,032)       (22,744)       (13,621)
Acquisition of Businesses               (2,000)          (252)        (4,302)
Proceeds from Sale of Property,
  Plant and Equipment                      225              83            118
Proceeds from Sale of Marketable
 Securities                                 --              --            256
Investment in Unconsolidated Joint Ventures
  and Affiliates                        (1,417)        (1,592)            737
				     ------------------------------------------
		   Net Cash Used in
		     Investing
		      Activities       (21,224)       (24,505)       (16,812)


CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:

Proceeds (Repayments) from Short- and
  Long-Term Borrowings                    1,830           296            (16)
Repayments of Debt Principal            (9,733)            --         (3,369)
Acquisition of Treasury Stock                --            --        (13,013)
Proceeds from Sale of
 Capital Stock - Net                        729           697             729
				     ------------------------------------------
 Net Cash Provided by (Used in)
  Financing Activities                  (7,174)           993        (15,669)

Effect of Exchange Rate
 Changes on Cash                           174           (57)             346
				     ------------------------------------------

Net Increase (Decrease) in Cash and
  Cash Equivalents                      10,791            145             362
Cash and Cash Equivalents at Beginning
  of Year                               10,100          9,955           9,593
				     ------------------------------------------
Cash and Cash Equivalents
 at End of Year                     $   20,891      $  10,100      $    9,955
				     ==========================================

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A-ACCOUNTING POLICIES


ORGANIZATION:

Rogers Corporation manufactures specialty materials, which are sold to targeted markets around the world. These specialty materials are grouped into three distinct business segments (see Note J). High Performance Foams include urethane foams and silicone materials. These foams are sold principally to manufacturers in the communications, computer, imaging, transportation, and consumer markets. Printed Circuit Materials include circuit board laminates for high frequency printed circuits, flexible circuit board laminates for flexible interconnections, and industrial laminates for shielding of radio and electromagnetic interference. Printed Circuit Materials are sold principally to printed circuit board manufacturers and equipment manufacturers for applications in the computer, communications, and consumer markets. Polymer Materials and Components are composed of elastomer components, moldable composite materials, nitrophyl floats, nonwoven materials, and bus bars for power distribution. Polymer Materials and Components are sold principally to the imaging, transportation, consumer and communications markets.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of Rogers Corporation and its wholly-owned subsidiaries (the Company), after elimination of significant intercompany accounts and transactions.

CASH EQUIVALENTS:

Highly liquid investments with original maturities of three months or less are considered cash equivilents. These investments are stated at cost, which approximates market value.

INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES:

The Company accounts for its investments in and advances to unconsolidated joint ventures, all of which are 50% owned, using the equity method.

RELATED PARTY TRANSACTIONS:

Sales to unconsolidated joint ventures are made on terms similar to those prevailing with unrelated customers. However, payment terms for amounts owed by the joint ventures may be extended.

FOREIGN CURRENCY TRANSLATION:

All balance sheet accounts of foreign subsidiaries are translated at rates of exchange in effect at each year-end, and income statement items are translated at the average exchange rates for the year. Resulting translation adjustments are made directly to a separate component of shareholders' equity. Currency transaction adjustments are reported as income or expense.

INVENTORIES:

Inventories are valued at the lower of cost or market. Certain inventories, amounting to $8,720,000 at December 30, 2001, and $11,095,000 at December 31, 2000, or 34% and 36% of total Company inventories in the respective periods, are valued at the lower of cost, determined by the last-in, first-out (LIFO) method or market. The cost of the remaining portion of the inventories was determined principally on the basis of standard costs, which approximate actual first-in, first-out (FIFO) costs.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated on the basis of cost, including capitalized interest. For financial reporting purposes, provisions for depreciation are calculated on a straight-line basis over the following estimated useful lives of the assets:

		                	Years
                                      --------
	Buildings	              20 -- 45
	Building improvements	      10 -- 25
	Machinery and equipment	       5 -- 15
	Office equipment	       3 -- 10

INTANGIBLE ASSETS:

Goodwill, representing the excess of the cost over the net tangible and identifiable assets of acquired businesses, is stated at cost. Goodwill is being amortized on a straight-line method over periods ranging from 10-40 years. Amortization charges to operations amounted to $765,000 in 2001 and $851,000 in 2000.

Purchased patents and licensed technology are capitalized and amortized on a straight-line basis over their estimated useful lives, generally from 2 to 17 years.

When events and circumstances so indicate, all long-lived assets are assessed for recoverability based upon cash flow forecasts. Based on its most recent analysis, the Company believes that no material impairment of intangible assets or long-lived assets exists at December 30, 2001.

INCOME TAXES:

The Company recognizes income taxes under the liability method. No provision is made for U.S. income taxes on the undistributed earnings of consolidated foreign subsidiaries because such earnings are substantially reinvested in those companies for an indefinite period. Provision for the tax consequences of distributions, if any, from consolidated foreign subsidiaries is recorded in the year the distribution is declared.


REVENUE RECOGNITION:

Revenue is recognized when goods are shipped.

NET INCOME PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share:

(Dollars in Thousands, Except Per Share Amounts)

 					2001            2000             1999
				  --------------------------------------------
Numerator:
   Net income                     $   15,734       $   26,720       $   18,631

Denominator:
   Denominator for basic earnings
     per share weighted-average
       shares                     15,274,479       14,896,227       15,055,034

   Effect of stock options           727,486          952,509          587,810
				  --------------------------------------------


   Denominator for diluted
     earnings per share - adjusted
       weighted-average shares and
	 assumed conversions      16,001,965       15,848,736       15,642,844
				  ============================================

Basic earnings per share          $     1.03       $     1.79       $     1.24
				  ============================================
Diluted earnings per share        $      .98       $     1.69       $     1.19
				  ============================================


STOCK SPLIT:

To help widen the distribution and enhance the marketability of the Company's capital stock, the Board of Directors effected a two-for-one stock split in the form of a 100% stock dividend on May 12, 2000. Treasury Stock was not doubled. All references in the financial statements to the number of shares and per share amounts have been restated to reflect the increased number of capital shares outstanding.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ADVERTISING COSTS:

Advertising is expensed as incurred and amounted to $1,694,000, $2,128,000, and $1,901,000 for 2001, 2000 and 1999, respectively.

TREASURY STOCK:

From time to time the Company's Board of Directors authorizes the repurchase, at management's discretion, of shares of the Company's capital stock. The most recent regular authorization was approved on August 17, 2000 and provided for the repurchase of up to an aggregate of $2,000,000 in market value of such stock. On October 24, 2001, the Company's Board of Directors authorized, at management's discretion, the repurchase of shares of the Company's capital stock in order to provide participants in the Rogers Corporation Global
Stock Ownership Plan For Employees (see Note H), an employee stock purchase plan, with shares of such stock. This is just one of the ways shares can be provided to plan participants. At year-end, neither authorization had been used to repurchase stock. Treasury Stock totals 382,900 shares and is shown at cost on the balance sheet as a reduction of Shareholders' Equity.

RECLASSIFICATIONS:

Certain reclassifications have been made to the 2000 financial statements to conform to the 2001 presentation.

NEW ACCOUNTING STANDARDS:

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and
No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. Statement 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Statement 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives.

The Company will apply Statements 141 and 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of Statement 142 is expected to result in an increase in net income of $331,000 in 2002. The Company does not expect any impairment of intangible assets upon the adoption of Statement 142.

NOTE B-PROPERTY, PLANT AND EQUIPMENT

					 December 30,           December 31,
(Dollars in Thousands)                      2001                   2000
					 ----------            -----------
Land                                     $   5,265              $   5,709
Buildings and improvements                  60,839                 58,118
Machinery and equipment                     94,484                 89,711
Office equipment                            16,209                 15,442
Installations in process                    11,672                  3,538
					 ----------             ----------
					   188,469                172,518
Accumulated depreciation                  (90,015)               (78,319)
					 ----------             ----------
					 $  98,454                 94,199
					 ==========             ==========

Depreciation expense was $12,947,000 in 2001, $11,656,000 in 2000, and
$9,750,000 in 1999. Interest costs incurred during the years 2001, 2000, and 1999 were $1,070,000, $1,080,000, and $1,423,000, respectively, of which $57,000 in 2001, $457,000 in 2000, and $506,000 in 1999 were capitalized as part of the cost of plant and equipment additions.

NOTE C-SUMMARIZED FINANCIAL INFORMATION OF UNCONSOLIDATED JOINT VENTURES
       AND RELATED PARTY TRANSACTIONS


The Company has four joint ventures, each 50% owned, which are accounted for by the equity method. Equity income of $3,123,000, $5,945,000 and $1,897,000 for 2001, 2000 and 1999, respectively, is included in other income less other charges on the consolidated statements of income. Each of the joint ventures is described below:

								     Fiscal
       Joint Venture       Location      Business Segment           Year-End
------------------------------------------------------------------------------
Durel Corporation             U.S.       Polymer Materials
					   and Components          December 31

Rogers Inoac Corporation      Japan      High Performance Foams
   (RIC)				   /Polymer Materials
					      and Components        October 31
Polyimide Laminate
  Systems, LLC (PLS)          U.S.       Printed Circuit
					   Materials               December 31

Rogers Chang Chun
  Technology Co. Ltd.         Taiwan     Printed Circuit
	(RCCT)				   Materials               December 31						      Fiscal

The summarized financial information for these joint ventures is included in the following tables. Note that there is a difference between the Company's investment in unconsolidated joint ventures and its one-half interest in the underlying shareholders' equity of the joint ventures due primarily to three factors. First, the Company's major initial contribution to two joint ventures was technology that was valued differently by the joint ventures than it was on the Company's books. Secondly, one of the joint ventures had a negative retained earnings balance. Lastly, the translation of foreign currency at current rates differs from that at historical rates. Correspondingly, there is a difference between the Company's recorded income from unconsolidated joint ventures and a 50% share of the income of those joint ventures.

			    December 30,      December 31,
(Dollars in Thousands)         2001              2000
			    -----------       ----------
Current Assets              $  39,843         $  48,808
Noncurrent Assets              33,213            26,312
Current Liabilities            25,309            32,403
Noncurrent Liabilities         11,344            14,646
Shareholders' Equity           36,403            28,071

					    Year Ended
			 -----------------------------------------------
			    December 30,      December 31,    January 2,
(Dollars in Thousands)         2001             2000            2000
			 -----------------------------------------------
Net Sales                   $ 121,763         $ 138,006       $  73,411
Gross Profit                   33,050            39,809          20,909
Net Income                      5,928            11,608           4,049



Other Information:
(Dollars in Thousands)
				2001            2000            1999
                               --------------------------------------
Commissions Income from
  PLS                          $3,811          $3,430          $  --

50% Loan Guarantee for
  Durel Corporation             3,877           4,286           4,636

Loan to Durel Corporation       5,000           6,500             500


The Company believes that Durel Corporation, which has a 50% loan guarantee will be able to meet its obligations under the financing arrangement and accordingly no payments will be required and no losses will be incurred under this guarantee by the Company.

Terms for the loan to Durel Corporation: Borrowings must be made in increments of $250,000, may not exceed $8,000,000 in the aggregate, will be at the prime rate of interest, and any amounts repaid by Durel may subsequently be re-borrowed during the term of the loan arrangement. The arrangement expires in September of 2002, unless extended at the sole discretion of the Company.

Sales made to unconsolidated joint ventures were immaterial in all years presented above.

NOTE D-PENSIONS AND OTHER POSTRETIREMENT BENEFIT PLANS


PENSIONS:

The Company has two qualified noncontributory defined benefit pension plans covering substantially all U.S. employees. The Company also has established a nonqualified unfunded noncontributory defined benefit pension plan to restore certain retirement benefits that might otherwise be lost due to limitations imposed by federal law on qualified pension plans. In addition, the Company sponsors three unfunded defined benefit health care and life insurance plans for retirees. The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

						            Other
			 Pension Benefits            Postretirement Benefits
(Dollars             ----------------------------------------------------------
 in Thousands)          2001      2000      1999      2001      2000     1999
		     ----------------------------------------------------------
Components of net periodic
 benefits cost:
   Service
    cost               $ 2,120  $ 1,641  $ 1,853    $  282   $  228    $  218
   Interest
    cost                 4,897    4,643    4,257       359      331       264
   Expected
    return
     on plan
      assets           (5,819)  (5,644)  (5,359)        --       --        --
   Amortizations
     and
      deferrals            509      485      524      (92)     (117)     (152)
   Amortization of
     transition
      asset              (199)    (352)    (335)        --        --        --
		     ----------------------------------------------------------
   Net periodic
     benefit
      costs           $ 1,508   $  773   $  940     $  549    $  442   $  330
		     ==========================================================
Change in plan assets:
   Fair value of
     plan assets
       January 1      $63,304   $61,383  $58,211    $   --    $   --   $   --
   Actual return
    on plan
     assets             4,943     4,724    5,760        --        --       --
   Employer
     contributions        381       356      268       486       518      632
   Benefit
    payments          (3,468)   (3,160)  (2,856)     (486)     (518)    (632)
		     ---------------------------------------------------------
   Fair value of
     plan assets
       December
	31           $65,160   $63,303  $61,383    $   --    $   --   $   --
		    ==========================================================

Change in benefit obligation:
   Benefit obligation
     at
      January 1      $66,867   $56,555  $63,548    $ 4,332   $ 3,395  $ 5,288
   Service cost        2,120     1,641    1,853        282       228      218
   Interest cost       4,897     4,643    4,257        359       332      264
   Actuarial losses
     (gains)           2,483     5,271 (10,247)      1,167       895   (1,743)
   Benefit
    payments         (3,468)   (3,160)  (2,856)      (486)      (518)    (632)
   Plan
    amendments         1,189     1,917       --         --         --       --
	             ----------------------------------------------------------
   Benefit obligation
     at December
         31          $74,088   $66,867  $56,555    $ 5,654    $ 4,332  $ 3,395
		     ==========================================================

Reconciliation of funded status:
  Funded status      $(8,929)  (3,564)  $ 4,828    $(5,654)   $(4,332) $(3,395)
  Unrecognized net
    gain/(loss)        4,506    1,304    (4,888)      (899)    (2,158)  (3,171)
  Unrecognized prior
    service cost       3,848    3,168     1,736          --         --       --
  Unrecognized
    transition
     asset             (670)   (1,025)   (1,376)         --         --       --
		     -----------------------------------------------------------
  Prepaid/(accrued) benefit
    cost at
     December 31     $(1,245)  $ (117)  $   300    $(6,553)   $(6,490)  $(6,566)
		     ===========================================================
Amounts recognized in the Balance Sheet
 consist of:
  Prepaid benefit
    cost             $ 2,752   $ 3,638  $ 4,223    $    --    $     --   $   --
  Accrued benefit
    liability        (12,235)   (9,538)  (4,157)     (6,553)   (6,490)   (6,566)
  Intangible
   asset               3,556     2,769       83         --          --       --
  Deferred tax
   asset               1,779     1,145       --         --          --       --
  Accumulated other
    comprehensive
      income           2,903     1,869      151         --          --       --
		     -----------------------------------------------------------
  Net amount recognized
    at
     December 31     $(1,245)  $ (117)  $   300    $(6,553)   $(6,490)  $(6,566)
		     ===========================================================


In accordance with FASB Statement No. 87, the Company has recorded an additional minimum pension liability for underfunded plans of $8,238,000 and $5,783,000 for 2001 and 2000, respectively, representing the excess of unfunded accumulated benefit obligations over previously recorded pension liabilities. A corresponding amount is recognized as an intangible asset except to the extent that these additional liabilities exceed related unrecognized prior service cost and net transition obligation, in which case the increase in liabilities is charged directly to shareholders' equity, net of taxes.


                                                          Other
                             Pension Benefits     Postretirement  Benefits
                             ---------------------------------------------
Assumptions as
  of December 31:            2001       2000            2001         2000
                             ---------------------------------------------
  Discount rate              7.25%      7.50%          7.25%        7.50%
  Rate of compensation
   increase                  4.00%      4.00%             --           --

The expected long-term rates of investment return were assumed to be 9.00% for the pension plan covering unionized hourly employees and 9.50% for the other pension plan in each year presented.

The Company has two pension plans with accumulated benefit obligations in excess of plan assets in both 2001 and 2000. Amounts applicable are:

  (Dollars in Thousands)

                                         2001                2000
                                       ---------------------------
  Projected benefit obligation         $18,240             $15,649
  Accumulated benefit obligation        17,831              15,427
  Fair value of plan assets             11,888              12,667

OTHER POSTRETIREMENT BENEFITS:

The assumed health care cost trend rate of increase was 4.5% for 2000 - 2001 and it was increased to 9.5% for 2002. The rate was assumed to decrease gradually to 5.0% for 2008 and remain at that level thereafter. The health care cost trend rate assumption has the following effect on the amounts reported: increasing the assumed health care cost trend rates by one percentage point for each future year would increase the accumulated postretirement benefit obligation as of the beginning of 2002 by $276,000 and the aggregate of service cost and interest cost components of net periodic postretirement benefit cost for fiscal 2001 by $61,000; decreasing the assumed rates by one percentage point would decrease the accumulated postretirement benefit obligation at the beginning of 2002 by $260,000 and the aggregate of service cost and interest cost components of net periodic postretirement benefit cost for fiscal 2001 by $55,000.


NOTE E-EMPLOYEE SAVINGS AND INVESTMENT PLAN

The Company sponsors the Rogers Employee Savings and Investment Plan (RESIP) for domestic employees. The plan allows such employees to contribute up to 18% of their compensation through payroll deductions. Currently up to 5% of an eligible employee's annual pre-tax contribution is matched at a rate of 50% by the Company. In 2001 and 2000, 100% of the Company's matching contribution was invested in Company stock. RESIP related expense amounted to $934,000 in 2001, $859,000 in 2000, and $723,000 in 1999, including Company matching contributions of $903,000, $813,000, and $703,000, respectively.

NOTE F-DEBT

LONG-TERM DEBT:

The Company has an unsecured multi-currency revolving credit agreement with two domestic banks and can borrow up to $75,000,000, or the equivalent in certain other foreign currencies. Amounts borrowed under this agreement are to be paid in full by December 8, 2005. The rate of interest charged on outstanding loans can, at the Company's option and subject to certain restrictions, be based on the prime rate or at rates from 50 to 112.5 basis points over a Eurocurrency loan rate. The spreads over the Eurocurrency rate are based on the Company's leverage ratio. Under the arrangement, the ongoing commitment fee varies from 30.0 to 37.5 basis points of the maximum amount that can be borrowed, net of any outstanding borrowings and the maximum amount that beneficiaries may draw under outstanding letters of credit. There were no borrowings pursuant to this arrangement at December 30, 2001. The loan agreement contains restrictive covenants primarily related to total indebtedness, interest expense, capital expenditures and net worth. The Company is in compliance with these covenants.

The Company had designated 390,200,000 million Belgian francs as a hedge of its net investment in a foreign subsidiary in Belgium ($9,100,000 at December 31, 2000). On July 6, 2001, the Company
repaid the debt at the then current Belgian franc rate, amounting to $8,200,000 million. During the years 2001 and 2000, the Company recorded $900,000 and $600,000, respectively, of net gains related to the hedge in other comprehensive income.

In September 2001, Rogers NV, a Belgian subsidiary of the Company, signed an unsecured revolving credit agreement with a European bank. Under this arrangement Rogers NV now can borrow up to 6,200,000 Euro. Amounts borrowed under this agreement are to be repaid in full by May 1, 2005. The rate of interest charged on outstanding loans is based on the Euribor plus 25 basis points. At December 30, 2001, Rogers NV had borrowings of 1,487,361 Euro ($1,315,000) under this agreement.

INTEREST PAID:

Interest paid during the years 2001, 2000, and 1999, was $1,050,000, $1,132,000, and $1,523,000, respectively.

RESTRICTION ON PAYMENT OF DIVIDENDS:

Pursuant to the multi-currency revolving credit loan agreement, the Company cannot make a cash dividend payment if a default or event of default has occurred and is continuing or shall result from the cash dividend payment.


NOTE G-INCOME TAXES


Consolidated income before income taxes consists of:

(Dollars in Thousands)
                                   2001      2000       1999
                                 -----------------------------
Domestic                         $13,144    $30,263   $21,523
International                      7,835      7,371     4,354
                                 -----------------------------
                                 $20,979    $37,634   $25,877
                                 =============================



The income tax expense (benefit) in the consolidated statements of income consists of:


(Dollars in Thousands)
                             Current       Deferred       Total
                            ------------------------------------
2001:
  Federal                   $  3,029      $ (1,093)    $  1,936
  International                1,951         1,533        3,484
  State                           26          (201)        (175)
                            ------------------------------------
                            $  5,006      $    239     $  5,245
                            ====================================

2000:
  Federal                   $  5,050      $  2,507     $  7,557
  International                2,665           299        2,964
  State                         (100)          493          393
                            ------------------------------------
                            $  7,615      $  3,299     $ 10,914
                            ====================================

1999:
  Federal                   $  6,365      $ (1,074)    $  5,291
  International                1,338           408        1,746
  State                          120            89          209
                            ------------------------------------
                            $  7,823      $   (577)    $  7,246
                            ====================================


Deferred tax assets and liabilities as of December 30, 2001 and December 31, 2000, respectively, are comprised of the following:


(Dollars in Thousands)
                                  December 30,        December 31,
                                         2001                2000
                                  ------------        ------------
Deferred tax assets:
  Accruals not currently
   deductible for tax purposes:
     Accrued employee benefits
       and compensation               $ 4,655             $ 3,610
     Accrued postretirement
       benefits                         2,021               1,964
  Other accrued liabilities
    and reserves                        2,699               2,553
  Tax credit carry-forwards             3,232                 654
                                  --------------------------------
Total deferred tax assets              12,607               8,781
Less deferred tax asset
  valuation allowance                     384                 759
                                  --------------------------------
Net deferred tax assets                12,223               8,022
                                  --------------------------------
Deferred tax liabilities:
  Depreciation and amortization        14,141              11,287
  Investments in joint ventures, net    1,064                 235
  Other                                   129                 126
                                  --------------------------------
Total deferred tax liabilities         15,334              11,648
                                  --------------------------------
Net deferred tax liability            $(3,111)            $(3,626)
	                          ================================

Deferred taxes are classified on the consolidated balance sheet at December 30, 2001 and December 31, 2000 as a net short-term deferred tax asset of $5,041,000 and $5,000,000, respectively, and a net long-term deferred tax liability of $8,152,000 and $8,626,000, respectively.

Income tax expense differs from the amount computed by applying the United States Federal statutory income tax rate to income before income tax expense. The reasons for this difference are as follows:


(Dollars in Thousands)
                                       2001        2000        1999
                                     --------------------------------
Tax expense at Federal statutory
 income tax rate                     $ 7,342     $13,172     $ 9,056
Net U.S. tax (foreign tax credit)
 on foreign earnings                  (1,058)       (799)      1,552
General business credits                (400)       (537)       (446)
Nontaxable foreign sales
 company income                       (1,213)       (861)       (424)
State income taxes, net
 of Federal benefit                      102         256         136
Valuation allowance                     (375)       (294)     (2,274)
Other                                    847         (23)       (354)
                                     ---------------------------------
Income tax expense                   $ 5,245     $10,914     $ 7,246
                                     =================================

The tax credit carry-forwards consist of general business credits of $1,145,000 that begin to expire in 2016, foreign tax credits of $1,355,000 that begin to expire in 2007, and alternative minimum tax credits of $732,000 that have no expiration date.

The deferred tax asset valuation allowance decreased by $375,000 and $294,000 during 2001 and 2000, respectively. The decreases resulted primarily from the Company's utilization of foreign tax credits on undistributed profits from its Japanese joint venture. The deferred tax asset valuation allowance decreased for the same reason by $2,274,000 during 1999.

Undistributed foreign earnings, on which United States income tax had not been provided, before available tax credits and deductions, amounted to $19,569,000 at December 30, 2001, $15,429,000 at
December 31, 2000, and $10,956,000 at January 2, 2000.

Income taxes paid were $2,918,000, $3,598,000, and $4,795,000, in
2001, 2000, and 1999, respectively.


NOTE H-SHAREHOLDERS' EQUITY AND STOCK OPTIONS

Components of Other Comprehensive Income (Loss) consist of the following:

(Dollars in Thousands)
                                      2001          2000          1999
                                    -----------------------------------
Foreign currency
 translation adjustments            $  (793)      $  (923)      $ (683)
Change in unrealized gains
 on marketable securities                --            --            2
Change in minimum pension liability,
 net of $634 and $1,053
  in taxes in 2001 and 2000          (1,034)       (1,718)        (299)
                                    ------------------------------------
Other comprehensive income (loss)   $(1,827)      $(2,641)      $ (910)
                                    ====================================

Accumulated balances related to each component of Other Comprehensive Income (Loss) are as follows:

(Dollars in Thousands)
                                    December 30,         December 31,
                                           2001                 2000
                                    ---------------------------------
Foreign currency translation
  adjustments                          $(1,127)             $  (334)
Minimum pension liability, net
 of $1,779 and $1,145
  in taxes in 2001 and 2000             (2,903)              (1,869)
                                    ---------------------------------
Accumulated balance                    $(4,030)             $(2,203)
                                    =================================

Under various plans the Company may grant stock options to officers and other key employees at exercise prices that range as low as 50% of the fair market value of the Company's stock as of the date of grant. To date virtually all such options have been granted at an exercise price equal to the fair market value of the Company's stock as of the date of grant. In general, regular employee options become exercisable over a four-year period from the grant date and expire ten years after the date of grant. Stock option grants are also made to non-employee directors, generally on a semi-annual basis. For such stock options, the exercise price is equal to the fair market value of the Company's stock and they are immediately exercisable and expire ten years after the date of grant. Stock grants in lieu of cash compensation are also made to non-employee directors.

Shares of capital stock reserved for possible future issuance are as follows:

                               December 30,           December 31,
                                      2000                   2001
                               -----------------------------------
Shareholder Rights Plan         20,385,363             19,949,400
Stock options                    3,824,145              4,141,519
Rogers Employee Savings and
  Investment Plan                  169,044                169,044
Rogers Corporation Global
  Stock Ownership Plan For
   Employees                       500,000                     --
Long-Term Enhancement Plan         115,308                119,625
Stock to be issued in lieu of
 deferred compensation              37,682                 33,642
                               -----------------------------------
Total                           25,031,542             24,413,230
	                       ===================================

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized in the financial statements for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 2001, 2000, and 1999 consistent with the provisions of FAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

(Dollars in Thousands, Except Per Share Amounts)


                                        2001       2000       1999
                   -----------------------------------------------
Net income         As Reported       $15,734    $26,720    $18,631
                   Pro Forma          12,769     24,234     17,207
                   -----------------------------------------------
Basic earnings
 per share         As Reported       $  1.03    $  1.79    $  1.24
                   Pro Forma             .84       1.63       1.15
                   -----------------------------------------------
Diluted earnings
 per share         As Reported       $   .98    $  1.69    $  1.19
                   Pro Forma             .80       1.62       1.11
                   -----------------------------------------------


The effects on pro forma net income and earnings per share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net income for future years, due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

An average vesting period of three years was used for the assumption regarding stock options issued in 2001, 2000, and 1999. Regular options granted to officers and other key employees usually become exercisable in one-third increments beginning on the second anniversary of the grant date.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                       2001        2000        1999
                                      ------------------------------
Risk-free interest rate               4.67%       5.14%       6.42%
Dividend yield                           0%          0%          0%
Volatility factor                     33.6%       33.2%       30.6%
Weighted-average expected life    6.1 years   6.1 years   5.8 years

A summary of the status of the Company's stock option program at year-end 2001, 2000, and 1999, and changes during the years ended on those dates is presented below:


			     2001               2000                  1999
		--------------------------------------------------------------
			   Weighted-           Weighted-             Weighted-
			   Average             Average               Average
			   Exercise            Exercise              Exercise
Stock Options     Shares     Price      Shares    Price       Shares    Price
		 -------------------------------------------------------------
Outstanding at
  beginning
   of year       2,357,214  $17.12     2,518,850  $12.00     2,380,646  $10.91

Granted            270,809   33.24       429,479   32.56       356,320   17.69

Exercised         (307,051)   9.19      (513,511)   6.94      (171,778)   6.03

Cancelled           (6,151)  22.84       (77,604)   5.12       (46,338)  19.77
		 -------------------------------------------------------------
Outstanding at
  end of year    2,314,821  $20.04     2,357,214  $17.12     2,518,850  $12.00
		 =============================================================
Options
 exercisable at
  end of year    1,668,843             1,496,710             1,864,032
		 =============================================================
Weighted-average fair
  value of
   options granted
    during year     $13.97                 $13.97                $ 7.31
		 =============================================================

The following table summarizes information about stock options outstanding at December 30, 2001:

                     Options Outstanding           Options Exercisable

                               Weighted-
                               Average        Weighted-              Weighted-
                  Number       Remaining      Average   Number       Average
Range of Exercise Outstanding  Contractual    Exercise  Exercisable  Exercise
Prices            at 12/30/01  Life in Years  Price     at 12/30/01  Price
------------------------------------------------------------------------------

$3 to $11           241,950	   2.4        $ 7.86      241,950     $ 7.86

$12 to $28        1,441,433        6.1        $15.92    1,196,028     $15.89

$29 to $43          631,438        9.1        $34.11      230,865     $34.02
                  ------------------------------------------------------------
$3 to $43         2,314,821        6.5        $20.04    1,668,843     $17.23
                  ============================================================



In 2001, shareholders approved the Rogers Corporation Global Stock Ownership Plan For Employees, an employee stock purchase plan. The plan provides for the issuance of up to 500,000 shares of Company stock. Shares may be purchased by participating employees through payroll deductions that are made during prescribed offering periods with the actual purchases made at the end of each offering period. Currently, shares may be purchased at 85% of the stock's closing price at the beginning or end of each offering period, whichever is lower and other rules have been established for participation in the plan.

NOTE I-COMMITMENTS AND CONTINGENCIES

LEASES:

The Company's principal noncancellable operating lease obligations are for building space and vehicles. The leases generally provide that the Company pay maintenance costs. The lease periods range from one to five years and include purchase or renewal provisions at the Company's option. The Company also has leases that are cancellable with minimal notice. Lease expense was $1,320,000 in 2001, $1,084,000 in 2000, and
$1,076,000 in 1999.

Future minimum lease payments under noncancellable operating leases at December 30, 2001, aggregate $3,347,000. Of this amount, annual minimum payments are $1,028,000, $868,000, $485,000, $384,000, and $326,000 for
years 2002 through 2006, respectively.

CONTINGENCIES:

The Company is subject to federal, state, and local laws and regulations concerning the environment and is currently engaged in proceedings related to such matters.

The Company is currently involved as a potentially responsible party (PRP) in two cases involving waste disposal sites, both of which are Superfund sites. These proceedings are at a stage where it is still not possible to estimate the cost of remediation, the timing and extent of remedial action which may be required by governmental authorities, and the amount of liability, if any, of the Company alone or in relation to that of any other PRPs. The Company also has been seeking to identify insurance coverage with respect to these matters. In the past, when it has been possible to make a reasonable estimate of the Company's liability, a provision has been established. Insurance proceeds have only been taken into account when they have been confirmed by or received from the insurance company. Actual costs to be incurred in future periods may vary from these estimates. Based on facts presently known to it, the Company does not believe that the outcome of these proceedings will have a material adverse effect on its financial position.

In addition to the above proceedings, the Company has been actively working with the Connecticut Department of Environmental Protection
(CT DEP) related to certain polychlorinated biphenyl (PCB) contamination in the soil beneath a section of cement flooring at its Woodstock, Connecticut facility. The Company completed clean-up efforts in 2000, monitored the site in 2001, and will continue to monitor the site for the next two years. On the basis of estimates prepared by environmental engineers and consultants, the Company recorded a provision of $2,200,000 prior to 1999 and based on updated estimates provided an additional $400,000 in 1999 for costs related to this matter. Prior to 1999, $900,000 was charged against this provision. In 1999, 2000, and 2001 expenses of $400,000, $900,000, and $100,000 were charged, respectively, against the provision. The remaining amount in the reserve is primarily for testing, monitoring, sampling and any minor residual treatment activity. Management believes, based on facts currently available, that the balance of this provision is adequate to complete the project.

In this same matter the United States Environmental Protection Agency
(EPA) has alleged that the Company improperly disposed of PCBs. An administrative law judge found the Company liable for this alleged disposal and assessed a penalty of approximately $300,000. The Company reflected this fine in expense in 1998 but disputed the EPA allegations and appealed the administrative law judge's findings and penalty assessment. The original findings were upheld internally by the EPA's Environmental Appeals Board, and the Company placed that decision on appeal with the District of Columbia Federal Court of Appeals in 2000. In early January of 2002, the Company was informed that the Court of Appeals reversed the decision. As a result of this favorable decision, the $300,000 reserve for the fine was taken into income in 2001 as the Company intends to vigorously resist any future attempts by the government to impose a substantial fine.

On February 7, 2001, the Company entered into a definitive agreement to purchase the Advanced Dielectric Division (ADD) of Tonoga, Inc. (commonly known as Taconic), which operates facilities in Petersburgh, New York and Mullingar, Ireland. On May 11, 2001, the Company announced that active discussions with Taconic to acquire the ADD business had been suspended and it was not anticipated that the acquisition would occur. Accordingly, $1,500,000 in costs associated with this potential acquisition were written off during the second quarter. On October 23, 2001, the Company terminated the acquisition agreement.

On October 24, 2001, a breach of contract lawsuit was filed against the Company in the United States District Court for the District of Connecticut seeking damages in the amount of $25,000,000 or more, as well as specific performance and attorneys' fees (Tonoga, Ltd., d/b/a Taconic Plastics Ltd., Tonoga, Inc., Andrew G. Russell, and
James M. Russell v. Rogers Corporation). The complaint alleges that the Company breached its agreement to purchase Taconic's Advanced Dielectric Division. The Company believes that several conditions precedent to a closing contained in the relevant agreement were not satisfied by Taconic, and that the litigation is without merit. The Company intends to vigorously defend the lawsuit.

In addition to the above issues, the nature and scope of the Company's business bring it in regular contact with the general public and a variety of businesses and government agencies. Such activities inherently subject the Company to the possibility of litigation that is defended and handled in the ordinary course of business. The Company has established accruals for matters for which management considers a loss to be probable and reasonably estimable. It is the opinion of management that facts known at the present time do not indicate that such litigation, after taking into account insurance coverage and the aforementioned accruals, will have a material adverse effect on the financial position of the Company.


NOTE J-BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company's eight business units and four joint ventures have separate management teams and infrastructures that in most cases offer different products and services. The business units and joint ventures have been aggregated into three reportable segments: High Performance Foams, Printed Circuit Materials, and Polymer Materials and Components. Certain reclassifications were made in 2000 to reflect the way that the business segments are viewed by top management and the Board of Directors. The prior year information presented has been restated to reflect these reclassifications.

High Performance Foams: This segment consists of two business units and 50% of one joint venture. The products produced by these operations consist primarily of high-performance urethane and silicone foams that are designed to perform to predetermined specifications where combinations of properties are needed to satisfy rigorous mechanical and environmental requirements. These materials are sold worldwide and for the most part are sold to fabricators and original equipment manufacturers.

Printed Circuit Materials: There are two business units and two joint ventures in this segment. Laminate materials used in electronics equipment for transmitting, receiving, and controlling electrical signals are the products produced by these operations. These products tend to be proprietary materials which provide highly specialized electrical and mechanical properties to meet the demands imposed by increasing speed, complexity, and power in analog, digital, and microwave equipment. These materials are fabricated, coated and/or customized as necessary to meet customer demands and are sold worldwide.

Polymer Materials and Components: This segment is comprised of four business units, one joint venture and 50% of another joint venture.
The products produced by these operations consist primarily of molded elastomer components, reinforced plastics, power distribution components and nonwoven materials. These products have been engineered to provide special performance characteristics to suit a wide range of markets and applications. These products are sold worldwide to a varied customer base.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income of the respective business units.

The principal manufacturing operations of the Company are located in the United States and Europe. The Company markets its products throughout the United States and sells in foreign markets directly, through distributors and agents, and through its 50% owned joint ventures in Asia. In 2001, approximately 57% of total sales were to the electronics industry. Approximately 34% of the Company's sales of products manufactured by U.S. divisions were made to customers located in foreign countries. This includes sales to Europe of 17%, sales to Asia of 15%, and sales to Canada of 1%.

At December 30, 2001, the electronics industry accounted for approximately 63% of the total accounts receivable due from customers. Accounts receivable due from customers located within the United States accounted for 71% of the total accounts receivable owed to the Company at the end of 2001. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses relating to customers have been minimal and have been within management's expectations.

Inter-segment and inter-area sales, which are generally priced with reference to costs or prevailing market prices, are not material in relation to consolidated net sales and have been eliminated from the sales data reported in the following tables.


BUSINESS SEGMENT INFORMATION
(Dollars in
 Thousands)              High          Printed          Polymer
		      Performance      Circuit        Materials and
			 Foams        Materials *      Components     Total
		      --------------------------------------------------------
2001:
  Net sales           $  49,745       $  88,342       $  77,950      $ 216,037
  Operating income        4,583           6,170           2,293         13,046
  Total assets           44,908         101,539          77,362        223,809
  Capital expenditures      955          15,242           1,835         18,032
  Depreciation            2,165           6,152           4,630         12,947
  Joint venture equity
    income (loss)         1,557            (428)          1,994          3,123
		      ========================================================

2000:
  Net sales           $  58,877       $ 100,701       $  88,637      $ 248,215
  Operating income       11,191          12,189           6,103         29,483
  Total assets           44,171          93,809          83,534        221,514
  Capital expenditures    1,185          15,122           6,437         22,744
  Depreciation            2,106           5,306           4,244         11,656
  Joint venture equity
    income                  994              --           4,951          5,945
		      ========================================================

1999:
  Net sales           $  51,364       $ 105,897       $  90,578      $ 247,839
  Operating income        7,758           7,468           9,123         24,349
  Total assets           44,418          73,979          65,009        183,406
  Capital expenditures    1,508           5,459           6,654         13,621
  Depreciation            1,869           4,136           3,745          9,750
  Joint venture equity
    income                  342              --           1,555          1,897
		      ========================================================



* Beginning in January 2000, sales of a specialty flexible circuit board laminate sold to Hutchinson Technology, Inc. (HTI) are reported in the Polyimide Laminate Systems, LLC joint venture. Sales of $30,700,000 in 1999 were included in net sales in the Printed Circuit Materials business segment.

Information relating to the Company's operations by geographic area is as follows:

           					Europe
				United        (primarily
 (Dollars in Thousands)         States         Belgium)                Total
			      ----------------------------------------------
2001:
   Net sales                  $ 170,124       $  45,913            $ 216,037
   Long-lived assets             90,129          26,340              116,469
			      ==============================================
2000:
   Net sales                  $ 197,954       $  50,261            $ 248,215
   Long-lived assets             91,333          19,347              110,680
			      ==============================================
1999:
   Net sales                  $ 202,505       $  45,334            $ 247,839
   Long-lived assets             83,258          18,084              101,342
           		      ==============================================


Net sales are attributed to the business unit making the sale. Long-lived assets are attributed to the location of the asset.

The net assets of wholly-owned foreign subsidiaries were $23,691,000 at December 30, 2001, and $19,698,000 at December 31, 2000. Net income of these foreign subsidiaries was $4,819,000 in 2001, $4,399,000 in 2000, and
$2,600,000 in 1999, including net currency transaction gains (losses) of $117,000 in 2001, $61,000 in 2000, and $(51,000) in 1999.


NOTE K - RESTRUCTURING COSTS

In the second quarter of 2001, the Company incurred a restructuring charge in the amount of $500,000. This amount primarily consists of $300,000 in severance benefits for the termination of 19 employees in the Printed Circuit Materials segment and $200,000 in costs associated with the merging of two business units within the segment. All 19 of these employees were terminated during the second quarter. The balance in the accrual at December 30, 2001 was $25,000.

NOTE L - SUBSEQUENT EVENTS

As of December 31, 2001 (fiscal year 2002), the Company acquired certain assets of the high performance foam business of Cellect LLC for approximately $10,000,000 in cash, plus a potential earn out in five years based upon performance. These assets included intellectual property rights, machinery and equipment, inventory, and customer lists for portions of the Cellect plastomeric and elastomeric high performance polyolefin foam business.
The acquisition will be accounted for as a purchase; accordingly, the purchase price will be allocated to the underlying assets based on their respective fair values at the date of acquisition.

Other assets at December 30, 2001 included a $2,000,000 advance payment relating to this acquisition.

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Board of Directors and Shareholders
Rogers Corporation



We have audited the accompanying consolidated balance sheets of Rogers Corporation and subsidiaries as of December 30, 2001 and December 31, 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended
December 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rogers Corporation and subsidiaries at December 30, 2001 and December 31, 2000, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 2001, in conformity with accounting principles generally accepted in the United States.


			ERNST & YOUNG LLP



Providence, Rhode Island
February 1, 2002